Exhibit 4.3

SAVVIS COMMUNICATIONS CORPORATION

CERTIFICATE OF DESIGNATIONS

FOR

SERIES B CONVERTIBLE PREFERRED STOCK

SAVVIS COMMUNICATIONS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer’s Series B Convertible Preferred Stock (referred to herein as the “Preferred Stock”), and (ii) the following resolution, which was duly adopted by the Board of Directors on February 4, 2004, remains in full force and effect. Certain capitalized terms used herein are defined in Section 7.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 50,000,000 shares of preferred stock, $0.01 par value, of the Issuer authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions, as follows:

1.	Designation and Number of Shares.

The series will be designated as the “Series B Convertible Preferred Stock” and the number of shares constituting such series will be eleven million (11,000,000) shares.

2.	Dividends.

The Holders of Preferred Stock shall not be entitled to dividends.

3.	Ranking.

3.1 The Preferred Stock will, with respect to distributions upon a Liquidation Event, rank: (a) senior to all classes of Junior Securities; (b) on a parity with Parity Securities; and (c) junior to each class of Senior Securities.

3.2 The Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities or Senior Securities.

4.	Liquidation Preference.

(a) Upon any Liquidation Event, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the Liquidation Preference per share as of the date of the Liquidation Event, before any distribution is made on any Junior Securities, including, without limitation, the Common Stock. Payments required to be made pursuant to this Section 4(a) shall be made in cash.

(b) If, upon any Liquidation Event, the amounts payable with respect to the Liquidation Preference and the liquidation preference of all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled. After the payment of the full Liquidation Preference, such Holders shall not be entitled to any additional distribution of assets of the Issuer.

5.	Conversion.

5.1 Conversion Rights.

(a) Each share of Preferred Stock shall automatically convert on the Effective Date into ten (10) shares of Common Stock. Not later than three (3) Business Days after the Effective Date, the Issuer shall give each Holder of shares of Preferred Stock writer notice that the Effective Date has occurred.

(b) Immediately prior to the close of business on any Effective Date, each Holder of Preferred Stock whose shares of Preferred Stock have been converted in whole or in part pursuant to this Section 5.1 shall be deemed to be the Holder of record of Common Stock issuable upon such conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

(c) On the Effective Date, all rights with respect to the shares of Preferred Stock so converted (other than the right to receive the notice referred to in 5.1(a) above) will terminate, except the rights of Holders thereof to: (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted upon surrender of certificates representing such shares of Preferred Stock; and (ii) exercise the rights to which they are entitled as Holders of Common Stock.

(d) If the Effective Date shall not be a Business Day, then the applicable conversion right shall be deemed exercised on the next Business Day.

5.2 From and after the Effective Date, the Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

5.3 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

6.	Amendment, Supplement and Waiver.

(a) Without the consent of any Holder of the Preferred Stock, subject to the requirements of the General Corporation Law of the State of Delaware, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency.

(b) This Certificate of Designation may be amended by the Issuer with the consent of the Holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

7.	Certain Definitions.

Set forth below are certain defined terms used in this Certificate of Designation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or other place where payment is to be received are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

“Common Stock” means the Issuer’s authorized $.01 par value Common Stock.

“Effective Date” means the date which is the later of (i) the date of receipt of Shareholder Approval (as such term are defined in the Amended and Restated Securities Purchase Agreement, dated as of February 6,2004, by and among WCAS VIII, L.P. and the several other entities and individuals affiliated with therewith, Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund IV, L.P., CVC II Partners, L.L.C., and the other entities that become a party thereto pursuant to the terms thereof (the “Securities Purchase Agreement”)) and (ii) the date of HSR Approval (as such term is defined in the Securities Purchase Agreement).

“Holder” means a Person in whose name shares of Capital Stock are registered.

“Issuer” means SAVVIS Communications Corporation, a Delaware corporation.

“Junior Securities” means Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the Issuer.

“Liquidation Preference” means the par value per share of the Preferred Stock.

“Parity Securities” means each class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Preferred Stock” means the Preferred Stock authorized in this Certificate of Designation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Securities” means Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

8.	Transfer Agent.

The Issuer shall be the duly appointed transfer agent for the Preferred Stock (the “Transfer Agent”).

9.	Notices.

Any notices given pursuant to this Certificate of Designation shall be by (i) first class mail, postage prepaid or (ii) by a nationally recognized overnight courier, and sent to the address of the Holders as shown on the books of the Transfer Agent. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given (i) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

10.	Other Provisions.

10.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

10.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

10.3 In the Issuer’s discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq SmallCap Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

10.4 The shares of Preferred Stock shall be issuable in whole shares.

10.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, SAVVIS Communications Corporation caused this Certificate of Designations to be signed this 6th day of February, 2004.

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Grier C. Raclin
Name: Grier C. Raclin
Title: Chief Legal Officer and Corporate Secretary